Exhibit 99.1

AXION Reports Full Year 2013 Financial Results

Revenues grew 24% over prior year to $6.6 million; Company to conduct conference call on Monday, April 7th at 4:30 p.m. ET

NEW PROVIDENCE, N.J. – April 7, 2014 - AXION International Holdings, Inc. (OTCQB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX® rail ties and STRUXURE® building products, and a reprocessor and supplier of recycled plastic, today announced financial results for 12 months ended December 31, 2013.

Full-Year Highlights:

•	2013 revenues increased 24% to $6.6 million, over the prior year period

•	Sold engineered products to 58 customers during the year, representing 40 new customers and 18 existing customers

•	Approximately $30 million in current sales opportunities for ECOTRAX™ and STRUXURE™, consisting of 57 active opportunities and 51 customers with the potential to close by the end of 2014

•	Executed bringing manufacturing in house, signed multi-year lease and now operating Waco, TX facility. More than doubled manufacturing capacity through investments of approximately $2 million in manufacturing equipment; strengthened internal operations through vertical integration and enabling reduction in supply chain costs

•	STRUXURE® Heavy Construction Mats have been installed at customers in Canada and the Northeastern U.S.

•	Announced first purchase order for ECOTRAX™ in Russia and received re-orders from many domestic transit lines and international customers

•	Reduced reliance on largest customer to 46% of total revenues in 2013 from 59% in 2012

Fourth Quarter Highlights:

•	Acquired assets of Ohio-based Y City Recycling. Launched subsidiary, AXION Recycled Plastics (ARPI)

•	ARPI signed a multi-million dollar, three-year contract to provide recycled materials to a major thermoplastics company

•	Received order for ECOTRAX® rail ties from major Australian rail line

•	Reduced reliance on largest customer to 48% of total revenues in the fourth quarter of 2013

AXION International, Inc.

180 South Street, Suite 104, New Providence, New Jersey 07974-1991

908.542.0888 o | 908.542.0999 f | info@axih.com | www.AXIH.com

•	Commissioned an extrusion line in Zanesville, OH to increase manufacturing capacity, bringing a total of 5 extrusion lines across 2 facilities

Steve Silverman, President and CEO of AXION said, “Overall 2013 was a period of change and progress. We executed our plan to bring manufacturing in house, while increasing our manufacturing capacity. We also made huge strides to become a vertically integrated and diversified manufacturer with the acquisition of assets of a re-processor of recycled plastic products. This transformation has enabled us to control quality, stabilize costs, improve margins and increase revenues.”

Silverman further commented, “Sales exceeded our expectations in 2013 and our margins increased due to a more normalized revenue mix and less concentration of sales with our largest Class I rail customer. The launch of our heavy construction mat is on schedule and we saw sales pick up in the 4th quarter with increased sales activity as we head into the spring months. Our existing customers are acknowledging our infrastructure products’ wide ranging advantages and are recognizing our consistent quality and seeing AXION as a world class manufacturer. Our pipeline and large international business development projects continue to grow and are on schedule. Strategically, we have taken a step to become a vertically integrated supplier with a diversified business that reduces overall supply chain costs in bringing our recycled engineered products to market. We have a high degree of confidence that 2014 will provide even greater returns for our shareholders.” Silverman added.

Conference call details:

Date: Monday, April 7, 2014

Time: 4:30 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9079

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6746

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on the Investor Relations section of AXION’s website at: http://axionintl.equisolvewebcast.com/q4-2013

For those unable to participate in the call at the scheduled time, a replay will be available for 7 days starting on April 7 at 8:00 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and Canada, and 201-612-7415 for international callers. The conference ID# is 414271.

AXION International, Inc.

180 South Street, Suite 104, New Providence, New Jersey 07974-1991

908.542.0888 o | 908.542.0999 f | info@axih.com | www.AXIH.com

About AXION International Holdings, Inc.

AXION (OTCQB: AXIH) is a green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX® composite rail tie and STRUXURE® building material lines. AXION’s wholly owned subsidiary, AXION Recycled Plastics (ARPI) recycles post-consumer and post-industrial plastics. As a complete plastics recovery operation, ARPI sorts, grinds, washes, blends, and pelletizes plastic for future use, offering economic benefits to its customers, while keeping waste out of landfills. In addition, it offers toll recycling services. ARPI will continue to serve regional customers from its Zanesville, Ohio facility, and establish and grow the recycling capabilities at the Company's Waco, Texas facility to serve new customers in Texas and surrounding states, as well as provide raw materials internally for the Company to produce ECOTRAX® and STRUXURE®. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

Contacts

AXION Investor and Media Relations
Andrew Haag
Managing Partner
IRTH Communications

axih@irthcommunications.com

1-866-976-4784

AXION International, Inc.

180 South Street, Suite 104, New Providence, New Jersey 07974-1991

908.542.0888 o | 908.542.0999 f | info@axih.com | www.AXIH.com